UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 26, 2012

Roberts Realty Investors, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

001-13183	58-2122873
(Commission File Number)	(IRS Employer Identification No.)

450 Northridge Parkway, Suite 302
Atlanta, Georgia	30350
(Address of Principal Executive Offices)	(Zip Code)

(770) 394-6000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

As disclosed in our previous SEC filings, on June 30, 2011, Roberts Realty Investors, Inc. (“Seller”) entered into a contract to sell its 11-acre Northridge property to Roberts Properties, Inc., for $5,060,000, plus the reimbursement of $303,789 of certain development and construction expenses, for a total cash sales price of $5,363,789.  Although the closing was originally scheduled to occur on October 31, 2011, Purchaser requested an extension of the closing date in October 2011 to have the necessary time to resolve certain site conditions, construction code compliance and permitting issues that it encountered during its normal due diligence period.  Based on the complication of these issues, Seller agreed to the extension, and the sales contract was amended to extend the closing date to December 30, 2011.  Roberts Properties, Inc. (“Purchaser”) is wholly owned by Mr. Charles S. Roberts, the President, Chief Executive Officer, and Chairman of the Board of Roberts Realty Investors, Inc.

Due to the increased costs of construction for the project caused by the abnormal rock and grading conditions, construction code compliance and permitting issues, in December 2011 Purchaser submitted a revised contract offer to Seller of $4,000,000.  To obtain the most recent market information and to perform additional land value analysis on the sale transaction, Seller’s audit committee then obtained a third independent appraisal.  After considering the three independent appraisals and their values for the Northridge land, all of the other facts, construction and site cost issues and further negotiations with Purchaser, on December 19, 2011 the audit committee agreed to and approved a second amendment to the sales contract for a sales price of $4,070,000 and extended the closing date of the sale to March 30, 2012.

In January 2012, Purchaser continued its meetings and due diligence with the City of Sandy Springs (the “City”), the jurisdiction where the property is located, for the necessary approvals to construct the Northridge apartment community.  During these meetings, the City determined that there was an insufficient sight distance for motorists at the intersection of Northridge Parkway and the proposed entrance to the Northridge apartment community to accomplish adequate traffic control and vehicular safety on Northridge Parkway.  In February and March 2012, Purchaser worked diligently with the City to seek to resolve this permitting issue and reach a solution that satisfied the City’s requirements.  To provide Purchaser sufficient time to resolve this issue, the contract was amended on March 26, 2012 to extend the closing date to June 29, 2012.  All other terms and conditions of the contract remain in full force and effect.

While Purchaser’s normal due diligence and permitting process has been time-consuming, and addressing the construction code and permitting issues raised by the City have delayed the closing date of the sale, significant progress has been made toward the final resolution of the City’s permitting issues.  The resolution of these issues has resulted in benefits to both Purchaser and Seller.  As a result of these discussions, the proposed driveway and access to the Northridge land and apartment community will be safer and have better traffic control.  The City has also agreed to repave Northridge Parkway and add bike lanes to the parkway, which will make the property and Northridge apartment community more aesthetically appealing.

Our audit committee, which is composed of three independent directors, approved the original sales contract and the three contract amendments in accordance with the committee’s charter and in compliance with the applicable listing rules of the NYSE Amex Equities stock exchange.  Our board of directors also approved the original sales contract and the three contract amendments in accordance with our Code of Business Conduct and Ethics, with Mr. Roberts abstaining from all votes.

The above description of the material terms of the third amendment is qualified in its entirety by reference to the full text of the Third Amendment to Sales Contract, which is attached as Exhibit 10.1 to this report and is incorporated into this Item 1.01 by this reference.

Note Regarding Forward-looking Statements

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  The forward-looking statements relate to our intent, belief, or expectations regarding our sale of the Northridge land parcel to Roberts Properties, Inc. or its designee and to the expectations of Roberts Properties, Inc. regarding the resolution of certain site development, construction code, traffic control and permitting issues.  These statements involve risks and uncertainties, including the risk that Roberts Properties, Inc. or its designee may be unable to raise the equity and debt required and thus may be unable to close the purchase or that it may be unable to resolve the site development, construction code, traffic control and permitting issues.  Other risks and uncertainties include the occurrence, ultimate terms, and timing of the sale.  These forward-looking statements are not guarantees of future performance.

For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  You should not place undue reliance on the forward-looking statements, which speak only as of the date of this report.  All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  For more information about other risks and uncertainties we face, please see the section in our most recent annual report on Form 10-K and quarterly report on Form 10-Q entitled “Risk Factors.”

Item 9.01       Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Exhibit

10.1	Third Amendment to Sales Contract dated March 26, 2012 by and between Northridge Parkway, LLC and Roberts Properties, Inc. (Northridge land parcel).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: March 30, 2012	By:	/s/ Charles R. Elliott
Charles R. Elliott
Chief Financial Officer